Exhibit 3.236

SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
TEMPLETON READINGS, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “A&R Operating Agreement”), dated as of April 8, 2010, of Templeton Readings, LLC, a Maryland limited liability company (the “Company”) is by EmCare, Inc., a Delaware corporation and sole member (the “Member”) of the Company.

RECITALS

A.                                   The Company is governed pursuant to the Amended and Restated Operating Agreement of the Company, dated as of May 18, 2004 (the “Prior Agreement”).

B.                                     Pursuant to the Membership Interest Purchase Agreement, dated as of October 17, 2008, all of the membership interests of the Company were sold and transferred to the Member from Philip A. Templeton, M.D., P.A..  The Member now desires to amend and restate the Prior Agreement as set forth herein.

AGREEMENT

1.                                       Formation.  The Company was formed under the Maryland Limited Liability Company Act, Annotated Code of Maryland Corporations & Associations Article §4A-101 et seq.  (the “LLC Act”).

2.                                       Term.  The Company shall have perpetual existence beginning on the date that the Articles of Organization were filed and accepted by the Maryland State Department of Assessments and Taxation; provided, however, that the Company may be dissolved in accordance with the other provisions of this Agreement.

3.                                       Principal Office and Residence Agent.  The address of the principal office of the Company in the state of Maryland and the name and address of the resident agent of the Company in the state of Maryland are as set forth in the Articles of Organization.

4.                                       Purpose.  The purposes for which the Company is formed are to: (a) engage in the business of providing teleradiology and related diagnostic services; (b) conduct any other lawful business as may be approved by the members of the Company in the manner provided in the Operating Agreement of the Company, as amended from time to time; and (c) do all things necessary, convenient or incidental to the foregoing.

Signature Page to Second Amended and Restated Operating Agreement

5.                                       Sole Member.  Upon the execution hereof, EmCare, Inc. (the “Member”) confirms that it is the sole member of the Company.

6.                                       Capital Contributions.  The Member shall not be required to make any capital contributions to the Company or to lend any funds to the Company.

7.                                       Allocations of Profits and Losses: Capital Account.  All profits and losses shall be allocated to the capital account of the Member, to be maintained by the Company.

8.                                       Distributions.  Distributions by the Company to the Member may be made at any time as determined by the Member.

9.                                       Management.  The management of the Company shall be vested solely in the Member.  The Member may select such other managers and officers of the Company, and provide for such indemnification of such persons, as the Member deems appropriate.

10.                                 Dissolution of the Company.  The Company may be dissolved and its affairs wound up, at any time, as determined by the Member.

11.                                 No Dissolution.  The Company shall not dissolve or terminate as a result of the withdrawal of the Member as the sole member of the Company, but the business shall continue without interruption and without any break in continuity by the Member’s successors and assigns.

12.                                 Transfer of Membership Interest and Substitution.  The Member may transfer and assign all or any part of its interest in the Company to any person or entity without any limitation.  Any transferee shall have the right to be admitted to the Company as a substitute member to the extent that the Member grants the transferee that right in the assignment or other written instrument of transfer and the transferee accepts and agrees to be bound by the provisions of this Agreement.

13.                                 Binding Effect: Amendments.  This Agreement shall be binding upon the parties hereto and their assigns and successors in interest, This Agreement may be amended by the Member in such manner as the Member shall determine.

[Remainder of Page Intentionally Left Blank]